Exhibit 10.1

4553 GLENCOE AVENUE, SUITE 300

LOS ANGELES, CA 90292

April 7, 2017

Paul Rainey

c/o Global Eagle Entertainment Inc.

4553 Glencoe Ave., Suite 300

Los Angeles, CA 90292

Re: Offer of Employment

Dear Mr. Rainey:

Global Eagle Entertainment Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Executive Vice President and Chief Financial Officer, and you will report to the Company’s Chief Executive Officer. Your duties will include those assigned by the Chief Executive Officer from time to time.

2. Commencement Date. Your commencement date for employment was April 3, 2017 (the “Commencement Date”).

3. Location. You shall initially perform your employment duties at the Company’s offices in Los Angeles, CA. You may keep your residence in Houston until your primary work location is determined. You shall later relocate to the primary location of the Company’s Finance Department, which shall be determined by the Company at a future date.

4. Base Salary. Your initial base salary will be at a rate of $375,000 per year (“Base Salary”), payable in accordance with the Company’s standard payroll schedule from time to time and subject to all tax withholdings.

5. Annual Bonus. You will be eligible for an annual performance bonus under the Company’s Annual Incentive Plan (as in effect from time to time) with an initial target of 75% of your Base Salary (the “Annual Bonus”) (but prorated for the 2017 performance year for the number of full months elapsed in 2017 after your Commencement Date). Your actual Annual Bonus will however be subject to the achievement of individual and Company performance objectives and metrics to be established by the Company for you from time to time, and the final calculation and bonus determination (including determinations of achievement of performance objectives) will be in the sole discretion of the Company. The Company typically pays its Annual Bonuses in March following each performance-year end, e.g., in March 2018 for the 2017 performance year, but the Company will determine the actual date of payment in its sole discretion. You must be employed on the payment date to receive any Annual Bonus, and if you are not employed on the payment date (subject to the terms of any severance plan in which you then participate), then you will not be entitled to any Annual Bonus or any portion of it.

6. Initial Equity Incentive and Annual “Refresh” Equity Grants. You will receive an initial equity grant consisting of: (i) a non-qualified stock option to purchase shares of the Company’s common stock with a grant date value equal to $325,000 (the “Initial Option Award”); (ii) an award of the Company’s traditional time-based restricted stock units (the “Initial RSU Award”) with a grant date value equal to $325,000; and (iii) subject to the approval of the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) in or around October 2017 when it normally grants performance-based restricted stock units to Company employees (and subject to the terms for such awards at that time), an award of the Company’s performance-based restricted stock units with a grant date value equal to $100,000 (at target) (the “Initial PSU Award”). Each of the Initial Option Award, the Initial RSU Award and the Initial PSU Award will be granted subject to the condition subsequent that the Company’s stockholders approve a new equity incentive plan (as it may be amended from time to time, the “Plan”) at the Company’s 2017 annual stockholders’ meeting, and if such stockholder approval is not obtained, then each of these awards will be automatically forfeited (and be deemed to be void ad initio) on the date of such stockholder meeting. Although each such award is subject to the above-mentioned condition subsequent, vesting for the Initial Option Award and the Initial RSU Award will commence on your Commencement Date. Each of the Initial Option Award, Initial RSU Award and Initial PSU Award will be further subject to the terms and conditions applicable to such awards granted under the Plan and the relevant form of equity award agreement. The exercise price per share of Initial Option Award will be set on the date as determined under the Company’s Equity Award Policy (the “Pricing Date”), and the amount of shares underlying your Initial Option Award and Initial RSU Award will be determined using the per-share trading price of the Company’s common stock on the Pricing Date (rounded down to the nearest whole share).

One-quarter (25%) of your Initial Option Award will vest on the first (1st) anniversary of the Commencement Date, and the balance will vest in equal monthly installments over the following 36 months, subject to your continuous service with the Company through the applicable vesting date. Your Initial RSU Award will vest in four (4) equal installments on the first (1st), second (2nd), third (3rd) and fourth (4th) anniversaries of the Commencement Date, subject to your continuous service with the Company through each applicable vesting date.

You will also be eligible to be considered for annual “refresh” equity grants starting in 2018, expected to consist of a combination of options, RSUs and PSUs. Grant size is expected to be similar to 175% of current base salary at the time of the award, and grant-type mix will be as determined each year by the Committee. All annual equity grants and their terms are subject to the approval of the Committee.

7. Employee Benefits. You will be eligible to participate in all customary employee benefit plans and programs made generally available by the Company to its senior management from time to time. The Company will also reimburse you for travel to and from your principal residence to the Company’s office locations, together with related accommodations while traveling, consistent with the Company’s travel policies. The Company reserves the right to add, terminate and/or amend any employee benefit plans, policies, programs and/or arrangements from time to time without notice or consideration paid to you.

8. Change in Control and Severance Protection. You will participate in the Company’s Change in Control and Severance Plan for Senior Management (as amended from time to time), as a “Tier II participant” thereunder.

9. Clawback. Notwithstanding any other provisions in this agreement to the contrary, any incentive-based compensation or any other compensation paid to you pursuant to this agreement or any other agreement or arrangement with the Company or any of its subsidiaries from time to time shall be subject to recovery or deductions as may be required under any law, government regulation, stock exchange listing requirement or policy adopted by the Board from time to time or as determined by the Board pursuant to such law, government regulation, stock exchange listing requirement or Board policy.

10. Relocation Expenses. The Company will reimburse you for rental expenses for temporary housing until the earlier of (i) the date that is twelve (12) months following the Commencement Date and (ii) the date on which you establish a permanent residence in a location to be designated by the Company. In addition, the Company shall provide you with a relocation expense reimbursement allowance in connection with the relocation of your permanent residence equal to, at your election, (x) up to $35,000 (to be grossed up for taxes) or (y) a professional outsourced move paid for by the Company, in each case in accordance with the Company’s customary relocation policies.

11. Indemnification. You will be entitled to customary indemnification for executive officers of the Company pursuant to the terms of an indemnity agreement to be entered into between you and the Company. Pursuant to the terms of that agreement, the Company’s duty to indemnify you will continue notwithstanding any termination of employment.

12. Employment Relationship. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. If you decide to resign from your employment, we will consider your notice of resignation effective only when delivered in writing to the Chief Executive Officer.

13. Restrictive Covenant Agreement. As a condition to your employment with the Company, you are required to concurrently enter into an Employee Statement and Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment and Non-Solicitation (the “Restrictive Covenant Agreement”), which is attached hereto as Attachment A.

14. Employee Representations, Warranties and Covenants; Company Policies. You represent and warrant that you have no contractual commitments or other legal obligations or restrictions (including to a current or prior employer) that would prohibit or impair you from performing your duties for the Company. You agree not to violate any confidentiality, restrictive covenant (e.g., a non-solicitation or non-competition obligation) or other obligations that you owe to any other person (including to a current or prior employer) during your employment with the Company. You agree to abide by the Company’s general employment policies and practices, including those set forth in its Employee Handbook, its Conflicts of Interest Policy, its Code of Ethics, its Whistleblower Policy and Procedures and Global Business Conduct and Compliance Policies Manual (as each may be amended from time to time) as well as such other policies and procedures as the Company shall from time to time establish.

15. Governing Law. This agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any choice of law provisions or principles thereof.

16. Arbitration. Any and all claims or controversies arising out of or relating to your employment, the termination thereof, or otherwise arising between the parties hereto shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration before a single arbitrator in Los Angeles, California, in accordance with then-current rules of the American Arbitration Association applicable to employment disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. The Company shall be solely responsible for all costs of the arbitration, provided that each party shall be responsible for paying its own costs for the arbitration process, including attorneys’ fees, witness fees, transcript costs, lodging and travel expenses, expert witness fees, and online research charges, subject to the last sentence of this provision. Notwithstanding the foregoing, the parties may seek injunctive or equitable relief to enforce the terms of this agreement in any court of competent jurisdiction.

17. Integration. This agreement supersedes any prior understanding or agreement, oral or written (and including any term sheet), regarding the terms of your employment with the Company.

***

Please accept this offer by signing below and by signing the attached Restrictive Covenant Agreement.

Very truly yours,

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ Zant Chapelo

Name:	Zant Chapelo

Title:	SVP People & Organizational Development

I hereby accept this employment offer:

/s/ Paul Rainey
Paul Rainey

Dated:	April 7, 2017

Attachment

Attachment A:	Employee Statement and Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment and Non-Solicitation

Signature Page to Offer of Employment

Attachment A

See attached.

GLOBAL EAGLE ENTERTAINMENT INC.

EMPLOYEE STATEMENT & AGREEMENTS REGARDING

CONFIDENTIALITY, PROPRIETARY INFORMATION, INVENTION ASSIGNMENT, AND

NON-SOLICITATION

In consideration of and as a condition of my employment with Global Eagle Entertainment Inc. (“Global Eagle”) and my receipt of the salary and other compensation to be paid to me by Global Eagle, I, the undersigned employee, do hereby agree to the following (this “Restrictive Covenant Agreement”):

1. PROPRIETARY INFORMATION, COPYRIGHTS, MASK WORKS & INVENTIONS

The success of Global Eagle, along with its subsidiaries, affiliates, successors and assigns (the “Company Group”) depends, among other things, upon strictly maintaining confidential and secret information relating to its trade secrets, technology, accounting, costs, research, development, sales, manufacturing, methods, production, testing, implementation, marketing, financial information, financial results, products, customers, suppliers, staffing levels, employees, shareholders, officers and other information peculiarly within the knowledge of and relating to Global Eagle’s business, and to which employees may acquire knowledge or have access to during the course of their employment by the Company Group. All such information is hereinafter collectively referred to as “Proprietary Information.” Proprietary Information shall be broadly defined. It includes all information, data, trade secrets or know-how that has or could have commercial value or other utility in Global Eagle’s business or in which the Company Group contemplates engaging. Proprietary Information also includes all information the unauthorized disclosure of which is or could be detrimental to the interests of the Company Group, whether or not such information is identified as confidential or proprietary information by the Company Group.

Notwithstanding the above, Proprietary Information shall not include any information, data, trade secrets or know-how that (i) I can prove was known by me prior to the commencement of my employment with the Company Group or (ii) is or becomes publicly known from another source that is under no obligation of confidentiality to the Company Group without fault on my part.

The success of the Company Group also depends upon the timely disclosure of inventions made by the Company Group employees in the course of their employment and, in appropriate circumstances, the full cooperation of employee inventors in filing, maintaining and enforcing United States and foreign country patent applications and patents covering such inventions.

In view of the foregoing and in consideration of my employment by Global Eagle and as a further condition thereof, I agree as follows:

A.	PREVIOUS EMPLOYMENT

I acknowledge that it is the policy of Global Eagle to require that its employees strictly honor all obligations regarding proprietary information of former employers. I acknowledge and agree that I have a continuing obligation to protect and safeguard the proprietary information of my former employer(s), if any.

B.	PROPRIETARY INFORMATION

I shall exercise utmost diligence to protect and guard the Proprietary Information of the Company Group. Neither during my employment by Global Eagle nor thereafter shall I, directly or indirectly, use for myself or another, or disclose to another, any Proprietary Information (whether acquired, learned, obtained or developed by me alone or in conjunction with others) of the Company Group except as such disclosure or use is (i)

required in connection with my employment with Global Eagle, (ii) consented to in writing by Global Eagle, or (iii) legally required to be disclosed pursuant to a subpoena or court order, and in the case of (iii), disclosure may only be made after I have informed Global Eagle of such requirement and assisted Global Eagle in taking reasonable steps to seek a protective order or other appropriate action. Except in connection with the performance of my duties and responsibilities as provided for in the Offer of Employment to which this Restrictive Covenant Agreement is attached, I agree not to remove any materials relating to the work performed at the Company Group without the prior written permission of the Chief Executive Officer (or his designee) of Global Eagle. Upon request by Global Eagle at any time, including in the event of my termination of employment with Global Eagle, I shall promptly deliver to Global Eagle, without retaining any copies, notes or excerpts thereof, all memoranda, journals, notebooks, diaries, notes, records, plats, sketches, plans, specifications, or other documents (including documents on electronic media and all records of inventions, if any) relating directly or indirectly to any Proprietary Information made or compiled by or delivered or made available to or otherwise obtained by me. Each of the foregoing obligations shall apply with respect to Proprietary Information of customers, contractors and others with whom any member of the Company Group has a business relationship, learned or acquired by me during the course of my employment by the Company Group. The provisions of this section shall continue in full force and effect after my termination of employment for whatever reason. Notwithstanding anything herein to the contrary, nothing in this Restrictive Covenant Agreement shall (i) prohibit me from making reports or participating in the investigation of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of local, state or federal law or regulation, or (ii) require notification to or prior approval by the Company Group of any reporting described in clause (i).

C.	COPYRIGHT & MASK WORKS

All rights in and to any copyrightable material (including, but not limited to, computer programs) or material protectable as a mask work under the Semiconductor Chip Protection Act of 1984 which I may originate pursuant to or in connection with the Business, and which are not expressly released by Global Eagle in writing, shall be deemed as a work for hire and shall be the sole and exclusive property of the Company Group.

D.	INVENTIONS

With the exception of “EXEMPT” inventions, as defined herein, any and all inventions, including original works of authorship, concepts, trade secrets, improvements, developments and discoveries, whether or not patentable or registrable under copyright or similar laws, which I may conceive or first reduce to practice (or cause to be conceived or first reduced to practice), either alone or with others during the period of my employment with the Company Group (hereinafter referred to as “Inventions”) shall be the sole and exclusive property of the Company Group, its successors, assigns, designees, or other legal representatives (“Company Group Representatives”) and shall be promptly disclosed to Global Eagle in writing, and I hereby assign to the Company Group all of my right, title and interest in such Inventions.

I agree to keep and maintain adequate and current written records of all Inventions and their development that I make (solely or jointly with others) during the period of employment. These records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company Group. The records will be available to and remain the sole property of the Company Group at all times.

I shall, without further compensation or consideration, but at no expense to me:

(a)	Communicate to Global Eagle any facts known by me respecting the Inventions;

(b)	do all lawful acts, including the execution and delivery of all papers and proper oaths and the giving of testimony deemed necessary or desirable by Global Eagle or the Company Group, with regard to said Inventions, for protecting, obtaining, securing rights in, maintaining and enforcing any and all copyrights, patents, mask work rights or other intellectual property rights in the United States and throughout the world for said Inventions, and for perfecting, affirming, recording and maintaining in the Company Group and Company Group Representatives sole and exclusive right, title and interest in and to the Inventions, and any copyrights, Patents, mask work rights or other intellectual property rights relating thereto; and

(c)	generally cooperate to the fullest extent in all matters pertaining to said Inventions, original works of authorship, concepts, trade secrets, improvements, developments and discoveries, any and all applications, specifications, oaths, assignments and all other instruments which Global Eagle shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Global Eagle, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

Compliance with California Labor Code Section 2870 – Inventions Made on Your Own Time – An “EXEMPT” invention is one which:

(a)	was developed entirely on my own time without using Company Group equipment, supplies, facilities, or trade secret information;

(b)	does not relate at the time of conception or reduction to practice of the invention to the Business, or to its actual or demonstrably anticipated research or development; and

(c)	does not result from any work performed by me for the Company Group.

Inventions which I consider to be “EXEMPT” but made solely or jointly with others during the term of my employment, shall be disclosed in confidence to Global Eagle for the purpose of determining such issues as may arise.

I acknowledge and agree that my obligations with respect to the foregoing shall continue after the termination of my employment with Global Eagle. If I am unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company Group as above, then I hereby irrevocably designate and appoint Global Eagle and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patents or copyright registrations thereon with the same legal force and effect as if executed by me.

Pursuant to the Defense Trade Secrets Act of 2016, I understand that: (i) an individual may not be held criminally or civilly liable under any U.S. federal or state trade secrets law for the disclosure of a trade secret that: (A) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (ii) further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order.

Listed on the attached sheet by descriptive title for purposes of identification only are all of the inventions made by me (conceived and reduced to practice) prior to my employment by Global Eagle that I consider to be my property and excluded from this Restrictive Covenant Agreement. If I have not attached any such sheet, and it is not countersigned by the Company, then I acknowledge that there are no such inventions.

2.	NON-SOLICITATION

I acknowledge that Global Eagle is making a substantial investment in time, money, effort, goodwill and other resources in the business of the Company Group, and in my continued employment with Global Eagle. I acknowledge and agree that Global Eagle and the Company Group are entitled to protect their legitimate business interests and investments and prevent me from using my knowledge of its trade secrets and Proprietary Information to the detriment of the Company Group. I also acknowledge that the nature of the business of the Company Group is such that the on-going relationship among each member of the Company Group and their respective employees, clients and customers is material and has a significant effect on the ability of the Company Group to obtain business. In view of the foregoing and in consideration of my employment by Global Eagle and as further condition thereof, I agree as follows:

During the period of my employment and for twelve (12) months following the termination thereof for any reason (the “Restricted Period”), I will not, without Global Eagle’s prior written consent, directly or indirectly, on behalf of myself or any other person or organization, induce, knowingly solicit or encourage to leave the employment of any member of the Company Group, any employee of any member of the Company Group, or any such person who has been an employee thereof for the six months preceding my termination of employment.

I acknowledge that the limits set forth herein are reasonable and properly required to adequately protect the Company Group’s legitimate business interests. However, if in any proceeding, a court or arbitrator shall refuse to enforce this Restrictive Covenant Agreement, whether because the time limit is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of business or otherwise) than is necessary to protect the business of Global Eagle, it is expressly understood and agreed between the parties hereto that this Restrictive Covenant Agreement is deemed modified to the extent necessary to permit this Restrictive Covenant Agreement to be enforced in any such proceedings. I further agree that if there is a breach or threatened breach of the provisions of this Section 2, the Company Group shall be entitled to an injunction restraining me from such breach or threatened breach, in addition to any other relief permitted under applicable law or pursuant to my Offer of Employment. Global Eagle will not be required to post a bond or other security in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction. Nothing herein shall be construed as prohibiting Global Eagle from pursuing any other remedies, at law or in equity, for such breach or threatened breach.

3.	ARBITRATION

Any and all claims or controversies arising out of or relating to my employment, the termination thereof, or this Restrictive Covenant Agreement hereto shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration before a single arbitrator in Los Angeles, California, in accordance with then-current rules of the American Arbitration Association applicable to employment and related disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. The obligation to arbitrate such claims shall continue forever, and the arbitrator shall have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to award any and all damages otherwise recoverable in a court of law. The arbitrator shall not have the authority to add to, subtract from or modify any of the terms of this Agreement. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. Global Eagle shall be solely responsible for all costs of the arbitration, provided that each party shall be responsible for paying its own costs for the arbitration process, including attorneys’ fees, witness fees, transcript costs, lodging and travel expenses, expert witness fees, and online research charges, subject to the last sentence of this provision. I shall not be required to pay any type or amount of expense if such requirement would invalidate this agreement or would otherwise be contrary to the law as it exists at the time of the arbitration. Notwithstanding and in addition to the foregoing, Global Eagle may seek injunctive or equitable relief to enforce the terms of this Restrictive Covenant Agreement in any court of competent jurisdiction.

4.	GENERAL PROVISIONS

A.	This Restrictive Covenant Agreement will be governed by the laws of the State of California.

B.	Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Restrictive Covenant Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, and the remaining provisions of this Restrictive Covenant Agreement shall remain in full force and effect. This Restrictive Covenant Agreement may not be assigned by me without the prior written consent of Global Eagle. Subject to the foregoing sentence, this Restrictive Covenant Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Global Eagle, its successors, and its assigns, and may be assigned by Global Eagle and shall be binding and inure to the benefit of Global Eagle, its successors and assigns.

C.	The provisions of this Restrictive Covenant Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions or parts thereof shall nevertheless be binding and enforceable. In the event that any provision of this Restrictive Covenant Agreement is deemed unenforceable, Global Eagle and I agree that a court or an arbitrator chosen pursuant to the terms hereof shall reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. Global Eagle and I agree that each desires the court or arbitrator to reform such provision, and therefore agree that the court or arbitrator will have jurisdiction to do so and that each will abide by the determination of the court or arbitrator.

D.	I have had the opportunity to review this Restrictive Covenant Agreement and have had the opportunity to ask questions regarding the nature of my employment with Global Eagle I have also been advised that I have been given the opportunity to allow legal counsel to assist me in the review of this Restrictive Covenant Agreement prior to my execution of this Restrictive Covenant Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with Global Eagle. I have not entered into, and I agree I will not enter into any oral or written agreements in conflict herewith.

***

I have read, and I understand and agree to comply with all terms and conditions above without any reservation whatsoever.

Paul Rainey

Signature:	/s/ Paul Rainey	Date:	April 7, 2017

Global Eagle Entertainment Inc.

By:	/s/ Zant Chapelo

Name:	Zant Chapelo

Title:	SVP People & Organizational Development

Signature Page to Restrictive Covenant Agreement